UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

Charlotte Russe Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27677	33-0724325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4645 Morena Boulevard, San Diego, CA	92117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-1500

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 4, 2008, our Board of Directors amended our Amended and Restated Bylaws.

The amendment establishes certain procedures to provide notice of business at our annual stockholder meetings. For a nomination of a director or proposal of other business to be proper at an annual stockholder meeting, it must be specified in our notice of the meeting or our supplement to the notice, brought before the meeting specifically by the Board, or brought by a stockholder who is entitled to vote at the meeting, who complied with the proper procedures for stockholders giving notice at annual meetings, and who was a stockholder of record on the date the notice was delivered to our Secretary at our principal executive offices.

Stockholders giving notice of a nomination or other business at an annual meeting must do so in writing at our principal executive offices no earlier than close of business on the 120th day, nor later than close of business on the 90th day, before the first anniversary of the preceding year’s annual meeting. In the case of the 2009 annual meeting, which we currently expect to hold on or about April 22, 2009, notice must be no later than the 90th day after the filing of this current report on Form 8-K.

Among other things, a stockholder proposal to nominate directors must provide certain specific information about each nominee, including name, age, business and residential address, principal occupation, the class and amount of our stock the nominee owns (and certain details about the nominee’s acquisition of the stock), the information about the nominee that would be required to be disclosed in a proxy statement and certain information about the nominee’s proponent or proponents. In addition, the proposal must include a completed questionnaire from each nominee and each person or entity on whose behalf the nomination is being made, accompanied by a written representation and agreement that the person is not, and will not become, a party to an agreement not disclosed in the questionnaire committing the person to act or vote a particular way on any issue or that would interfere with the person’s fiduciary duties, and that the person is not and will not become a party to an undisclosed agreement with respect to compensation, reimbursement or indemnification in connection with service as a director.

Stockholder proposals for nominations or other business at an annual meeting must include the name and address of each proponent, the class and amount of our stock each proponent owns, a description of any agreement among the proponents and their associates with respect to the business, certain representations by the proponents concerning their ownership of our stock and intent to deliver a proxy statement and form of proxy, names and addresses of other stockholders supporting the proposal to the extent the proponents know them, and a description of all derivative transactions concerning our stock or any other securities of Charlotte Russe Holding, Inc. by each proponent during the previous twelve months.

A stockholder providing notice of business or nominations must update the notice, if necessary, so that it is up to date as of the record date of the meeting, and our secretary must receive the update no later than five business days after the record date. The stockholder must also update the notice, if necessary, so it is up to date as of five business days prior to the meeting date, and, if the meeting is postponed or adjourned, as of five business days prior to the date to which the meeting is postponed or adjourned, and our Secretary must receive the updates no later than two business days after the meeting date or the date to which the meeting is postponed or adjourned, respectively.

The amendment also establishes certain requirements and procedures with respect to special meetings of stockholders. Nominations for directors may be made at a special meeting by the Board, or, if the Board has determined directors will be elected at the meeting, by any stockholder entitled to vote at the special meeting, who complies with the notice procedures for nominations of directors at annual meetings, as described above, and who is a stockholder of record at the time our Secretary receives notice. The stockholder may nominate the number of directors that our notice of the meeting specifies will be elected at the special meeting. Our Secretary must receive the stockholder’s notice at our principal executive offices no earlier than the close of business on the 120th day before the meeting nor later than the close of business on either the 90th day before the meeting or the 10th day following our first public announcement of the meeting date and the Board’s nominees, whichever is later. The stockholder must also update the notice as described above for annual meetings.

The amendment also provides that any stockholder seeking to have the stockholders take corporate action by written consent must request that the Board fix a record date. The Board will fix the record date promptly but in no event more than ten days after it receives the request.

This description of the amendment is a summary only and is qualified in its entirety by reference to the Bylaws, a copy of which is attached as Exhibit 3.1 to this current report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amended and Restated Bylaws of Charlotte Russe Holding, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLOTTE RUSSE HOLDING, INC.

By:	/s/ Frederick G. Silny
Frederick G. Silny Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Date: December 5, 2008

INDEX TO EXHIBITS

3.1	Amended and Restated Bylaws of Charlotte Russe Holding, Inc.